EXHIBIT 99.1

CASMED Announces First Quarter 2013 Financial Results

FORE-SIGHT® Sales Increase 31%

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., May 8, 2013 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three months ended March 31, 2013. Net sales were $5.6 million for the first quarter of 2013, compared with $5.4 million for the first quarter of 2012. The net loss applicable to common stockholders was ($0.14) and ($0.17) per share for the first quarter of 2013 and 2012, respectively.

Highlights of the first quarter of 2013 and recent weeks include (all comparisons are with the first quarter of 2012):

  Increased total net sales 3%.
  Increased FORE-SIGHT® sales 31%, including a 29% increase in FORE-SIGHT disposable sensor sales.
  Grew the installed base of FORE-SIGHT units by 31% to 773 as of March 31, 2013.
  Increased gross profit margin to 40% from 38%.
  Received FDA 510(k) clearance for the next-generation FORE-SIGHT ELITE™.
  Reached an agreement in principle to amend the current loan agreement with East West Bank providing $1.5 million of expanded term debt funding.
  Exhibited at the 35th Annual Meeting of the Society of Cardiovascular Anesthesiologists (SCA) and sponsored a well-attended symposium on the use of cerebral oximetry.

Management Commentary

"We were pleased to achieve year-over-year sales growth for the third consecutive quarter, led by a 31% increase in FORE-SIGHT sales over the first quarter of last year," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "The continued strong adoption of FORE-SIGHT reflects the medical profession's growing understanding and acceptance of the need for cerebral oxygen monitoring during and after surgery. This was reinforced at the SCA Annual Meeting last month in Miami, as more than 250 cardiovascular and thoracic anesthesiologists gathered for our symposium where two leading clinicians extolled the value of cerebral oximetry in improving patient outcomes and lowering the cost of care.

"On April 17, 2013 we announced FDA clearance of our next-generation FORE-SIGHT ELITE™, a major milestone for the Company for which I am extremely proud. We plan to introduce the FORE-SIGHT ELITE on a limited basis in the third quarter of this year, leading to worldwide distribution in the fourth quarter. This industry-leading technology provides us the opportunity to significantly lower our cost of goods, expand global penetration and offer an OEM solution for strategic partners. Further, we remain on track to release our next-generation vital signs monitor and our new non-invasive blood pressure platform during the second half of 2013.

"These three product launches represent a significant inflection point for our business and coincide with our improved marketing support, enhanced clinical education and upgraded distribution channels. We look forward to these investments contributing to our future revenue growth and our drive to profitability," he added.

Financial Results

For the first quarter of 2013, the Company reported net sales of $5.6 million, an increase of 3% from the $5.4 million reported for the first quarter of 2012. FORE-SIGHT oximetry sales were $2.2 million, an increase of $0.5 million, or 31%, over the first quarter of 2012. FORE-SIGHT disposable sensor sales increased $0.4 million, or 29%, to $1.9 million, compared with the prior-year period. All other sales were $3.3 million, a decrease of $0.4 million, or 10%, from the first quarter of 2012.

The Company recorded a net loss applicable to common stockholders for the first quarter of 2013 of $1.9 million or ($0.14) per common share, compared with a net loss applicable to common stockholders of $2.2 million or ($0.17) per common share for the first quarter of 2012. During the first quarter of 2013, the Company benefited from $0.4 million, or $0.03 per common share, of other income related to the demutualization of one of the Company's insurance carriers.

Cash, cash equivalents, and short-term investments were $7.7 million as of March 31, 2013, compared with $10.5 million as of December 31, 2012.

The Company has reached an agreement in principle with East West Bank to amend its current loan agreement. The amended agreement, which remains subject to execution of definitive legal documentation, would provide $1.5 million of additional term debt, extend the deferral of principal repayments until August 2014 and extend the term loan maturity until July 31, 2016. Interest rates under the $5.0 million term loan, as amended, would increase 0.25% to 5.75%. The Company's maximum borrowings under its line-of-credit agreement with the bank, as amended, would be reduced from $2.5 million to $2.0 million. The Company has not drawn on the line-of-credit as of this date. The Company expects to execute the amended loan agreement within the next several business days.

Conference Call Information

CASMED will host a conference call today at 10:00 a.m. ET to discuss first quarter 2013 results.

Conference call dial-in information is as follows:

  U.S. callers: (877) 664-6134
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website: www.casmed.com.

A telephone replay will be available from 1:00 p.m. ET on May 8, 2013, through 11:59 p.m. ET on May 22, 2013. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international): 55122375
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2012, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Don Markley (dmarkley@lhai.com)
(310) 691-7105
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended
	March 31,	March 31,
	2013	2012

Net sales	$ 5,575,838	$ 5,408,819

Cost of sales	3,350,856	3,373,745
Gross profit	2,224,982	2,035,074

Operating expenses:
Research and development	1,052,860	890,117
Selling, general and administrative	3,081,754	3,107,521
Total operating expenses	4,134,614	3,997,638

Operating loss	(1,909,632)	(1,962,564)

Interest expense	65,729	148
Other income	(388,178)	(16,620)
Net loss	(1,587,183)	(1,946,092)

Preferred stock dividend accretion	293,201	273,545
Net loss applicable to common stockholders	$ (1,880,384)	$ (2,219,637)

Per share basic and diluted loss applicable to common stockholders:	$ (0.14)	$ (0.17)

Weighted average number of common shares outstanding:
Basic and diluted	13,391,752	13,218,840

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	March 31,	December 31,
	2013	2012

Cash and cash equivalents	$ 6,987,579	$ 9,245,094
Short-term investments	757,971	1,250,794
Accounts receivable	2,547,660	2,197,513
Inventories	3,890,049	3,543,325
Other current assets	378,543	612,082
Total current assets	14,561,802	16,848,808

Property and equipment	9,342,573	9,158,677
Less accumulated depreciation	(6,672,662)	(6,443,303)
	2,669,911	2,715,374

Intangible and other assets, net	807,549	830,245
Total assets	$ 18,039,262	$ 20,394,427

Accounts payable	$ 1,230,718	$ 1,906,327
Accrued expenses	1,288,829	1,625,923
Current portion of long-term debt	1,124,258	697,834
Total current liabilities	3,643,805	4,230,084

Deferred gain on sale and leaseback of property	596,493	630,152
Long-term debt, less current portion	2,276,613	2,685,560
Total liabilities	6,516,911	7,545,796

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	55,136	55,069
Additional paid-in capital	12,284,557	12,023,721
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(14,653,502)	(13,066,319)
Total stockholders' equity	11,522,351	12,848,631

Total liabilities & stockholders' equity	$ 18,039,262	$ 20,394,427